Exhibit 99.1

eXp World Holdings Appoints Fee Gentry to Board of Directors

BELLINGHAM, Wash. — June 1, 2020 — eXp World Holdings, Inc. (Nasdaq: EXPI) today announced the appointment of Felicia “Fee” Gentry to the company’s board of directors, effective May 28, 2020.

“We are excited to welcome Fee to the eXp World Holdings board as we have valued her input and ideas on a variety of topics impacting real estate agents today. We look forward to future discussions together that will help grow our businesses and enhance value for all eXp shareholders,” said eXp World Holdings Chairman, CEO and Founder Glenn Sanford.

Gentry currently is an eXp Realty agent in Texas, and co-chair and one of the original founders of ONE eXp, eXp Realty’s initiative for diversity and inclusion. She has more than 15 years of experience in the real estate industry, including being named a top local agent in her first year. Gentry also started several businesses in the rehab, fitness and sports training industries. She has a masters from Our Lady of Lake University in San Antonio where she focused on entrepreneurship and marketing.

About eXp World Holdings

eXp World Holdings, Inc. (Nasdaq: EXPI) is the holding company for eXp Realty and VirBELA.

eXp Realty, The Real Estate Cloud Brokerage, is the fastest-growing, global residential real estate company with more than 29,000 agents in the United States, Canada, the United Kingdom and Australia. As a subsidiary of a publicly traded company, eXp Realty uniquely offers real estate professionals within its ranks opportunities to earn eXp World Holdings stock for production and contributions to overall company growth.

VirBELA is an immersive technology platform for business, events and education. Its modern, cloud-based environment provides a virtual experience for workers, attendees, students and more to communicate, collaborate, meet and socialize. For more information, visit the company’s website at virbela.com.

For more information, please visit the company’s website at www.expworldholdings.com.

Connect with eXp World Holdings and its companies: https://expworldholdings.com/social

Media Relations Contact:

Cynthia Nowak

Vice president, marketing and communications, eXp World Holdings

360.419.5285 ext. 116

cynthia.nowak@exprealty.net

Investor Relations Contact:

Raymond “RJ” Jones

Executive Vice President, finance and growth, eXp World Holdings

360.761.4393

investors@expworldholdings.com